Exhibit 99.1

Industrial Services of America, Inc.

Announces Revenue Increase and Improved Operating Performance

LOUISVILLE, KY (May 10, 2018) - Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-Q for the quarter ended March 31, 2018.

ISA reported a 13% revenue increase and a $0.3 million improvement in net income (loss) for the quarter ended March 31, 2018 compared to the same period in 2017.

The Company reported net income of $36.0 thousand for the quarter ended March 31, 2018 compared to a net loss of $0.3 million for the quarter ended March 31, 2017. Further, the Company reported positive Adjusted EBITDA of $0.8 million during the quarter ended March 31, 2018, which marks a substantial improvement compared to the positive Adjusted EBITDA of $0.5 million during the quarter ended March 31, 2017. This improvement in operating performance was due in part to the successful restart of the Company’s shredder as well as improvements in the Company's ferrous operations margins from 2017 to 2018. The restart of the Company's shredder led to favorable sales mix and improved margins. (See Non-GAAP Measures below.)

	March 31,
	2018	2017
	(in thousands)
Revenue	$14,657	$13,011
Net income (loss)	$36	$(271)
Adjusted EBITDA	$816	$496

Todd L. Phillips, Chief Executive Officer, President and Chief Financial Officer of ISA, commented, “We are excited to report the Company generated positive net income this quarter.  Our turnaround and growth strategy has continued to show great progress.”

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Non-GAAP Measures

The information provided above in this release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information below, a reconciliation of those measures to the most directly comparable GAAP measures. To provide additional information regarding the Company's results, the Company has disclosed in this press release Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. The Company defines Adjusted EBITDA as net income (loss) excluding depreciation and amortization, share-based compensation expense, interest expense, including loan fee amortization, gain on sale of assets, other (income) expense, net, and income tax provision. The Company has included Adjusted EBITDA as a supplemental financial measure in this press release as it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. Adjusted EBITDA is also used in certain covenants contained in the Company’s credit agreement. However, use of Adjusted EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP, including net income (loss), gross profit, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP. The following table presents the reconciliation between net income (loss) and Adjusted EBITDA.

	March 31,
	2018	2017
	(in thousands)
Reconciliation from net income (loss) to Adjusted EBITDA
Net income (loss)	$36	$(271)
Depreciation and amortization	521	575
Share-based compensation expense	9	32
Interest expense, including loan fee amortization	242	183
Gain on sale of assets	-	(28)
Other (income) expense, net	-	(2)
Income tax provision	8	7
Total net adjustments	780	767
Adjusted EBITDA	$816	$496

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.